Exhibit 99.5

April 7, 2006

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

Gentlemen:

We hereby consent to the inclusion and description of our opinion letter dated February 15, 2006 to the Board of Directors of Placer Sierra Bancshares included as Appendix B to the joint proxy statement/prospectus which forms part of the Registration Statement on Form S-4 of Placer Sierra Bancshares and the references to our firm in such joint proxy statement/prospectus under the headings “SUMMARY—Opinions of Financial Advisors—Opinion of Placer Sierra Bancshares’ Financial Advisor”, “THE MERGER—Background of the Merger”, and “THE MERGER—Opinion of Placer Sierra Bancshares’ Financial Advisor.”

Sincerely,

/s/ Curt A. Christianssen

Curt A. Christianssen

Executive Vice President

FIVE PARK PLAZA, SUITE 950 • IRVINE, CALIFORNIA 92614-8527

(949) 261-8888 • FAX (949) 261-0880